Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, President and CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION
ANNOUNCES THIRD QUARTER 2010 RESULTS
     DENVER, Colorado (November 9, 2010) — Delta Petroleum Corporation (the “Company” or “Delta”) (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, today announced its financial and operating results for the third quarter of 2010.
     Carl Lakey, Delta’s President and CEO, stated, “During the third quarter we closed on the previously announced $130 million Wapiti transaction. The remaining proceeds that were held in escrow pending receipt of third party consents were received subsequent to the third quarter and used to further reduce our borrowings and fund capital expenditures, which will be reflected in our fourth quarter results. We completed four wells with our redesigned fracture stimulation in the third quarter. Each of these wells is performing as well as, or better than, expected. We have continued to take steps to improve our operating results. We have reduced personnel and associated overhead expenses. We continue to execute on our planned completion program for the fourth quarter, which includes nine wells. We are experiencing meaningful improvements in initial production rates and well recoveries from our redesigned completion technique. We believe this will add materially to the incremental upside of the entire Vega Area.”
RESULTS FOR THE THIRD QUARTER
     The Company reported third quarter net income attributable to common stockholders of $13.9 million, or $0.05 per diluted share, compared with a net loss attributable to common stockholders of ($96.8 million), or ($0.35) per diluted share, in the third quarter of 2009.
     For the quarter ended September 30, 2010, the Company reported total production of 3.65 billion cubic feet equivalents (“Bcfe”). The decrease in production when compared to the same period of 2009 is primarily the result of the asset sale to Wapiti on July 30, 2010.
     Total revenue increased 65% to $35.4 million in the quarter, versus revenue of $21.4 million in the quarter ended September 30, 2009. The increase is primarily related to a $12.7 million increase in contract drilling and trucking fees from improved third party rig utilization. For the quarter ended September 30, 2010, oil and gas sales increased 6% to $20.2 million, as compared to $19.1 million for the prior year period. The increase was primarily the result of a 79% increase in natural gas prices and a 12% increase in oil prices, partially offset by a 23% decrease in production from continuing operations. The average natural gas price received during the quarter ended September 30, 2010 increased to $4.52 per thousand cubic feet (“Mcf”) compared to $2.52 per Mcf for the prior year period. The average oil price received during the quarter ended September 30, 2010 increased to $69.13 per barrel (“Bbl”) compared to $61.89 per Bbl for the prior year period.

THIRD QUARTER PRODUCTION VOLUMES, UNIT PRICES AND COSTS
     Production volumes, average prices received and cost per equivalent Mcf for the three months ended September 30, 2010 and 2009 are as follows:

	Three Months Ended
	September 30,
	2010	2009
Production — Continuing Operations:
Oil (Mbbl)	116	171
Gas (Mmcf)	2,694	3,370
Total Production (Mmcfe) — Continuing Operations	3,392	4,396

Average Price — Continuing Operations:
Oil (per barrel)	$69.13	$61.89
Gas (per Mcf)	$4.52	$2.52

Costs (per Mcfe) — Continuing Operations:
Lease operating expense	$1.76	$1.55
Transportation expense	$1.00	$0.46
Production taxes	$0.29	$0.16
Depletion expense	$4.02	$4.40

Realized derivative gains (losses) (per Mcfe)	$(0.12)	$0.08
     Lease Operating Expense. Lease operating expenses for the three months ended September 30, 2010 decreased to $6.0 million from $6.8 million in the year earlier period primarily due to lower water handling costs in the Vega area as a result of the resumption of development activities and due to the Wapiti sale. Lease operating expense per Mcfe for the three months ended September 30, 2010 increased to $1.76 per Mcfe from $1.55 per Mcfe. The quarter-over-quarter increase on a per unit basis was primarily due to the effect of fixed costs spread over a 23% decline in production volumes.
     Transportation Expense. Transportation expense for the three months ended September 30, 2010 increased to $3.4 million from $2.0 million in the prior year. Transportation expense per Mcfe for the three months ended September 30, 2010 increased 117% to $1.00 per Mcfe from $0.46 per Mcfe. The increase on a per unit basis is primarily the result of changes to the Company’s Vega gas marketing contract that went into effect in October 2009 whereby its gas is processed through a higher efficiency plant. The Vega gas marketing contract has resulted in higher revenues in the Vega area from improved natural gas liquids recoveries and a greater percentage of liquids proceeds retained.
     Depreciation, Depletion, Amortization and Accretion — Oil and Gas. Depreciation, depletion and amortization expense decreased 28% to $14.4 million for the three months ended September 30, 2010, as compared to $20.1 million for the comparable year earlier period. Depletion expense for the three months ended September 30, 2010 decreased to $13.6 million from $19.3 million for the three months ended September 30, 2009 due to lower production volumes and a decrease in the per unit depletion rate. The Company’s depletion rate decreased from $4.40 per Mcfe for the three months ended September 30, 2009 to $4.02 per Mcfe for the current year period primarily due to the effect of impairments recorded during late 2009 on high depletion rate properties.
     General and Administrative Expense. General and administrative expense increased 3% to $10.3 million for the three months ended September 30, 2010, as compared to $10.0 million for the comparable prior year period. The increase in general and administrative expenses is attributed to costs associated with the strategic alternatives evaluation process and $1.4 million of allowance for doubtful accounts recorded by DHS, partially offset by decreased non-cash stock compensation expense related to restricted stock granted in December 2009 and by reduced staffing as a result of reductions in force during the third quarter of 2010 resulting in lower cash compensation expense.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
     The Company reported a nine month net loss attributable to common stockholders of ($148.6 million), or ($0.54) per diluted share, compared with a net loss attributable to common stockholders of ($294.7 million), or ($1.55) per diluted share, in the nine months ended September 30, 2009. The net loss attributable to common stockholders for the nine months ended September 30, 2010 includes dry hole and impairment costs of $30.9 million as compared to $161.5 million for the year earlier period.
     For the nine months ended September 30, 2010, the Company reported total production of 13.4 Bcfe. Approximately 2.0 Bcfe of production for the nine month period was from assets sold in the Wapiti Transaction, which is accounted for under “Discontinued Operations”. The following discussion is on a “Continuing Operations” basis.
     Total revenue increased 13% to $110.4 million for the nine months ended September 30, 2010, versus revenue of $97.3 million in the nine months ended September 30, 2009. The increase is mostly related to a $17.9 million period-over-period increase in oil and gas sales and a $26.8 million increase in contract drilling and trucking fees, due to improved third party rig utilization. For the nine months ended September 30, 2010, oil and gas sales increased 32% to $74.7 million, as compared to $56.8 million for the prior year period. The increase was primarily the result of a 95% increase in natural gas prices and a 46% increase in oil prices, partially offset by a 22% decrease in production from continuing operations, due to the asset sale with Wapiti. The average natural gas price received during the nine months ended September 30, 2010 increased to $5.12 per Mcf compared to $2.62 per Mcf for the year earlier period. The average oil price received during the nine months ended September 30, 2010 increased to $70.16 per Bbl compared to $47.93 per Bbl for the year earlier period.
NINE MONTHS ENDED PRODUCTION VOLUMES, UNIT PRICES AND COSTS
     Production volumes, average prices received and cost per equivalent Mcf for the nine months ended September 30, 2010 and 2009 are as follows:

	Nine Months Ended
	September 30,
	2010	2009
Production — Continuing Operations:
Oil (Mbbl)	413	573
Gas (Mmcf)	8,931	11,186
Total Production (Mmcfe) — Continuing Operations	11,409	14,624

Average Price — Continuing Operations:
Oil (per barrel)	$70.16	$47.93
Gas (per Mcf)	$5.12	$2.62

Costs (per Mcfe) — Continuing Operations:
Lease operating expense	$1.83	$1.45
Transportation expense	$0.98	$0.45
Production taxes	$0.33	$0.22
Depletion expense	$3.80	$4.16

Realized derivative gains (losses) (per Mcfe)	$(0.45)	$0.03
     Lease Operating Expense. Lease operating expenses for the nine months ended September 30, 2010 of $20.9 million was comparable to $21.3 million in the year earlier period due in part to the Wapiti sale. Lease operating expense per Mcfe for the nine months ended September 30, 2010 increased to $1.83 per Mcfe from $1.45 per Mcfe for the comparable year earlier period. The increase on a per unit basis was primarily due to the effect of fixed costs spread over a 22% decline in production volumes.

     Transportation Expense. Transportation expense for the nine months ended September 30, 2010 increased to $11.2 million from $6.7 million in the prior year. Transportation expense per Mcfe for the nine months ended September 30, 2010 increased to $0.98 per Mcfe from $0.45 per Mcfe. The increase on a per unit basis is primarily the result of changes to the Company’s Vega gas marketing contract that went into effect in October 2009 whereby its gas is processed through a higher efficiency plant. The Vega gas marketing contract has resulted in higher revenues in the Vega area from improved natural gas liquids recoveries and a greater percentage of liquids proceeds retained.
     Depreciation, Depletion, Amortization and Accretion — Oil and Gas. Depreciation, depletion and amortization expense decreased 28% to $45.5 million for the nine months ended September 30, 2010, as compared to $63.0 million for the comparable year earlier period. Depletion expense for the nine months ended September 30, 2010 was $43.3 million compared to $60.8 million for the nine months ended September 30, 2009. The Company’s depletion rate decreased from $4.16 per Mcfe for the nine months ended September 30, 2009 to $3.80 per Mcfe for the current year period primarily due to the effect of impairments recorded during late 2009 on high depletion rate properties and Vega area proved undeveloped reserves added as a result of higher Piceance gas prices.
     General and Administrative Expense. General and administrative expense increased 6% to $33.4 million for the nine months ended September 30, 2010, as compared to $31.5 million for the comparable prior year period. The increase in general and administrative expenses is attributed to costs associated with the strategic alternatives evaluation process, $1.4 million of allowance for doubtful accounts recorded by DHS and by increased non-cash stock compensation expense, partially offset by reduced staffing as a result of reductions in force during both the first half of 2009 and the third quarter of 2010 resulting in lower cash compensation expense.
LIQUIDITY UPDATE
     At September 30, 2010, the Company held approximately $14.2 million in cash and $13.5 million was available for borrowing under the current credit facility. The Company is limited to capital expenditures of $18.5 million for the quarter ending December 31, 2010, based on the original limitation of $10 million and $8.5 million carried forward from the quarter ended September 30, 2010. The Company was in compliance with its covenants under its credit facility as of September 30, 2010. The Company continues to move forward with potential lenders to replace its existing facility prior to its maturity.
ADDITIONAL FINANCIAL INFORMATION
     The following table summarizes the Company’s open derivative contracts at September 30, 2010:

				Remaining
Commodity	Volume		Fixed Price	Term	Index Price
Crude oil	1,000	Bbls / Day[1]	$52.25	Oct ’10 - Dec ’10	NYMEX — WTI
Crude oil	500	Bbls / Day	$57.70	Jan ’11 - Dec ’11	NYMEX — WTI
Natural gas	6,000	MMBtu / Day	$5.720	Oct ’10 - Dec ’10	NYMEX — HHUB
Natural gas	15,000	MMBtu / Day	$4.105	Oct ’10 - Dec ’10	CIG
Natural gas	5,367	MMBtu / Day	$3.973	Oct ’10 - Dec ’10	CIG
Natural gas	12,000	MMBtu / Day	$5.150	Jan ’11 - Dec ’11	CIG
Natural gas	3,253	MMBtu / Day	$5.040	Jan ’11 - Dec ’11	CIG

1	As a result of the closing of the Wapiti Transaction, for the period from October to December 2010, derivative contract volumes were anticipated to exceed physical production volumes in certain months. Accordingly, in October 2010, the Company partially terminated its November and December 2010 derivatives for a cost of $729,000 to reduce the hedged volume from 1,000 barrels per day to 625 barrels per day.

OPERATIONS UPDATE
     Total Company net production for October was 34 Mmcfe/d. During the third quarter 2010 the Company completed four wells in the Vega area. Two of the four wells completions were up-hole completions in the upper-most section of the gas column. The other two completions were of the entire gas column. From the remaining uncompleted well inventory, the Company completed four wells in October and plans on completing an additional five wells by the end of the year.
2010 CAPITAL EXPENDITURES AND PRODUCTION GUIDANCE
     In the fourth quarter of 2010, the Company intends to focus capital expenditures on completing nine previously drilled wells and is drilling a deeper well to evaluate potential below the Williams Fork formation in the Vega Area. Production for the fourth quarter is expected to be in line with previously provided guidance and range between 3.25 Bcfe and 3.55 Bcfe.
INVESTOR CONFERENCE CALL
     The Company will host an investor conference call Tuesday, November 9, 2010 at 12:00 noon Eastern Time (10:00 am Mountain Time) to discuss financial and operating results for the third quarter 2010.
     Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international callers dial 412-317-6789) and referencing the ID code “Delta Petroleum call,” a few minutes before 12:00 noon Eastern Time on November 9, 2010. The call will also be broadcast live and can be accessed through the Company’s website at http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available one hour after the completion of the conference call from November 9, 2010 until November 17, 2010 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 445714.
ABOUT DELTA PETROLEUM CORPORATION
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core area of operation is the Rocky Mountain Region, where the majority of its proved reserves, production and long-term growth prospects are located. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation the effects of oil and natural gas prices, availability of capital to fund required payments on our credit facility and our projected capital development and working capital needs, as well as general market conditions, competition and pricing, the increase in supply and contraction in demand for natural gas in the United States, lack of availability of third party services including frac crews, the impact of current economic and financial conditions on our ability to raise capital, availability of borrowings under our credit facility and the ability to obtain a new or replacement credit facility prior to the maturity in January 2011 of our existing credit facility, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com.
SOURCE: Delta Petroleum Corporation

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2010	2009
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$14,197	$61,918
Short-term restricted deposits	100,000	100,000
Trade accounts receivable, net of allowance for doubtful accounts of $2,348 and $100, respectively	15,594	16,654
Property sale purchase price receivable	17,750	—
Deposits and prepaid assets	945	3,103
Inventories	3,965	5,588
Derivative instruments	1,165	—
Other current assets	3,385	5,189

Total current assets	157,001	192,452

Property and equipment:
Oil and gas properties, successful efforts method of accounting:
Unproved	235,612	280,844
Proved	867,036	1,379,920
Drilling and trucking equipment	174,445	177,762
Pipeline and gathering systems	97,696	92,064
Other	15,573	16,154

Total property and equipment	1,390,362	1,946,744
Less accumulated depreciation and depletion	(512,677)	(800,501)

Net property and equipment	877,685	1,146,243

Long-term assets:
Long-term restricted deposit	100,000	100,000
Investments in unconsolidated affiliates	3,208	7,444
Deferred financing costs	2,109	3,017
Other long-term assets	6,352	8,329

Total long-term assets	111,669	118,790

Total assets	$1,146,355	$1,457,485

LIABILITIES AND EQUITY
Current liabilities:
Credit facility — Delta	$21,500	$—
Credit facility — DHS	71,590	83,268
Installment payable on property acquisition	99,785	97,874
Accounts payable	32,410	44,225
Offshore litigation payable	—	13,877
Other accrued liabilities	17,510	13,459
Derivative instruments	—	19,497

Total current liabilities	242,795	272,200

Long-term liabilities:
Installment payable on property acquisition, net of current portion	97,244	95,381
7% Senior notes	149,666	149,609
3 3/4% Senior convertible notes	107,431	104,008
Credit facility — Delta	—	124,038
Asset retirement obligations	3,942	7,654
Derivative instruments	65	7,475

Total long-term liabilities	358,348	488,165

Commitments and contingencies

Equity:
Preferred stock, $.01 par value:
authorized 3,000,000 shares, none issued	—	—
Common stock, $.01 par value: authorized 600,000,000 shares, issued 285,637,000 shares at September 30, 2010 and 282,548,000 shares at December 31, 2009	2,856	2,825
Additional paid-in capital	1,630,357	1,625,035
Treasury stock at cost; 33,000 shares at September 30, 2010 and 42,000 shares at December 31, 2009	(31)	(268)
Accumulated deficit	(1,087,616)	(939,010)

Total Delta stockholders’ equity	545,566	688,582

Non-controlling interest	(354)	8,538

Total equity	545,212	697,120

Total liabilities and equity	$1,146,355	$1,457,485

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenue:
Oil and gas sales	$20,233	$19,059	$74,734	$56,786
Contract drilling and trucking fees	15,204	2,538	36,200	9,425
Gain (loss) on offshore litigation award and property sales, net	(1)	(150)	(539)	31,054

Total revenue	35,436	21,447	110,395	97,265

Operating expenses:
Lease operating expense	5,969	6,809	20,903	21,273
Transportation expense	3,388	2,028	11,195	6,653
Production taxes	996	717	3,760	3,217
Exploration expense	368	891	952	2,422
Dry hole costs and impairments	(262)	53,407	30,859	161,471
Depreciation, depletion, amortization and accretion — oil and gas	14,410	20,065	45,540	62,992
Drilling and trucking operating expenses	12,041	2,818	28,053	10,416
Depreciation and amortization — drilling and trucking	4,801	5,545	15,599	17,512
General and administrative	10,345	9,953	33,372	31,545
Executive severance expense, net	(674)	—	(674)	3,739

Total operating expenses	51,382	102,233	189,559	321,240

Operating loss	(15,946)	(80,786)	(79,164)	(223,975)

Other income and (expense):
Interest expense and financing costs, net	(9,310)	(9,706)	(29,426)	(41,907)
Other income (expense), net	(36)	220	(207)	1,630
Realized gain (loss) on derivative instruments, net	(418)	370	(5,132)	370
Unrealized gain (loss) on derivative instruments, net	7,124	(5,923)	28,072	(27,034)
Income (loss) from unconsolidated affiliates	(90)	(454)	893	(3,324)

Total other expense	(2,730)	(15,493)	(5,800)	(70,265)

Loss from continuing operations before income taxes and discontinued operations	(18,676)	(96,279)	(84,964)	(294,240)

Income tax expense (benefit)	86	265	564	(53)

Loss from continuing operations	(18,762)	(96,544)	(85,528)	(294,187)

Discontinued operations:

Income (loss) from results of operations and sale of discontinued operations, net of tax	29,495	(4,429)	(72,212)	(16,702)

Net income (loss)	10,733	(100,973)	(157,740)	(310,889)

Less net loss attributable to non-controlling interest	3,209	4,146	9,134	16,191

Net income (loss) attributable to Delta common stockholders	$13,942	$(96,827)	$(148,606)	$(294,698)

Amounts attributable to Delta common stockholders:
Loss from continuing operations	$(15,553)	$(92,398)	$(76,394)	$(277,996)
Income (loss) from discontinued operations, net of tax	29,495	(4,429)	(72,212)	(16,702)

Net income (loss)	$13,942	$(96,827)	$(148,606)	$(294,698)

Basic income (loss) attributable to Delta common stockholders per common share:
Loss from continuing operations	$(0.06)	$(0.34)	$(0.28)	$(1.47)
Discontinued operations	0.11	(0.01)	(0.26)	(0.08)

Net income (loss)	$0.05	$(0.35)	$(0.54)	$(1.55)

Diluted income (loss) attributable to Delta common stockholders per common share:
Loss from continuing operations	$(0.05)	$(0.34)	$(0.28)	$(1.47)
Discontinued operations	0.10	(0.01)	(0.26)	(0.08)

Net income (loss)	$0.05	$(0.35)	$(0.54)	$(1.55)

Weighted average common shares outstanding:
Basic	275,306	275,465	275,437	189,740
Diluted	282,063	275,465	275,437	189,740

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
($ in thousands)

THREE MONTHS ENDED	September 30,	September 30,
	2010	2009
CASH USED IN OPERATING ACTIVITIES	$(2,685)	$(12,690)
Changes in assets and liabilities	1,901	10,173
Exploration costs	368	891

Discretionary cash flow (deficiency)*	$(416)	$(1,626)

NINE MONTHS ENDED	September 30,	September 30,
	2010	2009
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(25,958)	$20,159
Changes in assets and liabilities	29,172	(1,113)
Less net proceeds from offshore litigation award	—	(48,701)
Exploration costs	952	2,422

Discretionary cash flow (deficiency)*	$4,166	$(27,233)

*	Discretionary cash flow represents net cash provided by (used in) operating activities before changes in assets and liabilities, net proceeds from offshore litigation award and exploration costs. Discretionary cash flow is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Discretionary cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.

THREE MONTHS ENDED	September 30,	September 30,
	2010	2009
Net income (loss)	$10,733	$(100,973)
Minority interest	3,209	4,146
Income tax expense	86	265
Interest expense and financing costs, net	9,310	9,706
Depletion, depreciation and amortization	20,680	31,260
(Gain) loss on offshore litigation award, property sales and other	(15)	211
Gain on discontinued operations	(28,372)	—
Unrealized (gain) loss on derivative instruments, net	(7,124)	5,923
Exploration, dry hole and impairment costs	106	54,298

EBITDAX**	$8,613	$4,836

THREE MONTHS ENDED	September 30,	September 30,
	2010	2009
CASH USED IN OPERATING ACTIVITIES	$(2,685)	$(12,690)
Changes in assets and liabilities	1,901	10,173
Interest net of financing costs	5,595	5,522
Exploration costs	368	891
Other non-cash items	3,434	940

EBITDAX**	$8,613	$4,836

NINE MONTHS ENDED	September 30,	September 30,
	2010	2009
Net loss	$(157,740)	$(310,889)
Minority interest	9,134	16,191
Income tax expense (benefit)	564	(53)
Interest expense and financing costs, net	29,426	41,907
Depletion, depreciation and amortization	76,412	99,981
(Gain) loss on offshore litigation award, property sales and other	786	(32,717)
Gain on discontinued operations	(28,372)	—
Unrealized (gain) loss on derivative instruments, net	(28,072)	27,034
Exploration, dry hole and impairment costs	123,973	163,893

EBITDAX**	$26,111	$5,347

NINE MONTHS ENDED	September 30,	September 30,
	2010	2009
CASH USED IN OPERATING ACTIVITIES	$(25,958)	$20,159
Changes in assets and liabilities	29,172	(1,113)
Less net proceeds from offshore litigation award	—	(48,701)
Interest net of financing costs	18,496	26,296
Exploration costs	952	2,422
Other non-cash items	3,449	6,284

EBITDAX**	$26,111	$5,347

**	EBITDAX represents net income (loss) before minority interest, income tax expense (benefit), interest expense and financing costs, net, depreciation, depletion and amortization expense, gain and loss on sale of oil and gas properties, offshore litigation and other investments, net, gain on discontinued operations, unrealized gains and losses on derivative contracts and exploration and impairment and dry hole costs. EBITDAX is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDAX is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by (used in) operating activities prepared in accordance with GAAP.